Exhibit 10.16

April 1, 2015

Dear Gary:

On behalf of Cocrystal Pharma, Inc. (the "Company"), I am pleased to have you continue your service. Accordingly, the Company desires to retain you as an employee upon the terms and conditions set forth in this letter agreement. You may indicate your agreement with these terms and accept this offer by signing and dating this letter and returning it to me.
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1.           Position.  You are being offered to serve in a part-time capacity as Senior Advisor reporting to Jeffrey Meckler, CEO, with a starting date of your new position to be April 1, 2015.

2.           Salary.  You will be paid an annual salary of $100,000 payable in accordance with the Company's prevailing payroll practices. This amount will be subject to adjustment pursuant to Company's employee compensation policies in effect from time to time.

3.           Stock Options.  Subject to the approval of the Company's Board of Directors and your acceptance thereof, you may be granted the option to purchase shares of the Company's common stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The options will be subject to the terms and conditions contained in a stock option agreement to be entered into by you and the Company prior to the grant.

4.           Benefits.  You will be entitled to participate in such benefit programs as are generally made available to other employees of the Company.  Current benefit programs include medical, dental, short-term disability, long term disability, life insurance, FlexSpending and 401(k) retirement plan.

5.           Vacation.  You will be entitled to accrue paid vacation at a rate equivalent to four weeks each year.  Sick days and other holidays will be granted in accordance with the Company's then policies to be established from time to time for employees.

6.           Proprietary Information and Inventions Agreement.  You will be required, as a condition to your employment with the Company to sign the Company’s standard Proprietary Information and Inventions Agreement. You are also asked to not bring with you any confidential materials from other sources.

7.           Prior Employment.  By accepting the terms of this agreement, you are representing and warranting to the Company that you are under no contractual commitments inconsistent with your proposed obligations to the Company.  You are also representing and warranting to the company the accuracy of the contents of your resume.  Any breach of this representation will result in the termination of your employment.

8.           Code of Conduct.  You will be given a Company code of conduct when you commence employment or shortly thereafter.  This code of conduct will contain the Company’s policies regarding employee review, and workplace policies and procedures.  This policy requires drug testing for all employees.  All employees are expected to abide by this code of conduct.

9.           Period of Employment.  Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

10.         Outside Activities.  While you render services to the Company, you will not engage in any other significant employment, business or activity that interferes with your service to the company without the written consent of the Company.  While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

11.         Amendment and Governing Law.  This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes will be governed by the laws of Washington.

This letter and the Proprietary Information and Inventions Agreement contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

We hope that you find the foregoing terms acceptable and look forward to working with you.  You may indicate your agreement with these terms and accept this offer by signing and dating this letter and returning it to me. As required by law, your employment with the Company is also contingent upon you passing your background check and providing legal proof of your identity and authorization to work in the United States.  Under Federal law, every employee must sign a Form I-9 and present proper proof of his or her right to work in the United States.

This offer, if not accepted, will expire at the close of business (ET) on April 15, 2015.  We look forward to having you join us. If you have any questions, please call me at the office (646) 374-8050.

Sincerely,

/s/ Jeffrey Meckler
Jeffrey Meckler
Interim Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Gary Wilcox

SIGNATURE